CERTIFICATE OF AUTHORIZED OFFICER

                         DATED AS OF SEPTEMBER 4, 2007

I, Thomas D. Johnson, Jr., certify that I am the Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., a Delaware corporation (the "Borrower"), and that, as such, I am authorized to execute this Certificate of Authorized Officer on behalf of the Borrower, and do hereby further certify that:

1.  I am delivering this Certificate of Authorized Officer pursuant to
Section 5.1(e) of that certain Second Lien Credit and Guaranty Agreement dated as of March 8, 2007 (the "Credit Agreement"), among Movie Gallery, Inc., certain of its subsidiaries, the lenders from time to time party thereto and Wells Fargo Bank, National Association (as successor to CapitalSource Finance, LLC), as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. As of the end of the fiscal quarter ended on July 1, 2007, certain Defaults and Events of Default have occurred and are continuing under the First Lien Credit Agreement (collectively, the "First Lien Defaults"). As a result of such First Lien Defaults, an Event of Default under Section 8.1(b)(ii) occurred on September 1, 2007 which was the sixtieth day after the date when First Lien Defaults first occurred.

3. As a result of such First Lien Defaults, the Borrower has obtained from the lenders under the First Lien Credit Agreement a forbearance agreement pursuant to which such lenders have agreed to forbear from exercising their default-related rights and remedies in accordance with the terms of such forbearance agreement.

MOVIE GALLERY, INC.

By: ______________________________
Name: Thomas Johnson
Title: Chief Financial Officer